EXHIBIT 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT
This Amended and Restated Employment Agreement, by and between Peter C. Alexander (“Executive”) and BMC Stock Holdings, Inc., a Delaware corporation (the “Company”), is effective as of April 1, 2016 (the “Effective Date”), and amends and restates in its entirety that certain Employment Agreement, dated as of August 4, 2010, by and between Executive and Building Materials Holding Corporation, a Delaware corporation (“BMC”), as amended by that certain Addendum No. 2 to Employment Agreement, dated as of April 2, 2012 (the “Original Agreement” and as amended and restated hereby, the “Agreement”).
WITNESSETH
A.    WHEREAS, on December 1, 2015, the Company (then called Stock Building Supply Holdings, Inc.) and BMC completed their merger, and pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of June 2, 2015 (the “Merger Agreement”), between the Company and BMC, BMC merged with and into the Company (the “Merger”), with the Company surviving the Merger. As of the effective time of the Merger, the Company was renamed “BMC Stock Holdings, Inc.”
B.    WHEREAS, in accordance with the Merger Agreement, Executive, who had served as the chief executive officer of BMC prior to the Merger, was appointed President and Chief Executive Officer of the Company as of the effective time of the Merger, and, by virtue of the Merger, the Company assumed the Original Agreement.
C.    WHEREAS, Executive and the Company now wish to amend and restate the Original Agreement to provide for the continued terms and conditions on which Executive shall be employed by the Company as President and Chief Executive Officer as set forth herein.
NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, Executive and the Company hereby agree as follows:
1.Term
This Agreement shall become effective as of the Effective Date. Executive’s term of employment hereunder shall commence on April 1, 2016 and shall continue in effect for a term expiring on July 31, 2016 (the “Employment Term”). The Employment Term shall automatically renew on each August 1 for successive twelve-month periods unless the Company or Executive elects not to renew the Employment Term by notice to the other delivered not later than May 1 of the then-current Employment Term. In the event of such notice not to renew, the Employment Term shall expire on July 31 following notice not to renew.
2.    Employment
2.1    Engagement. The Company hereby employs Executive and Executive hereby agrees to be employed by the Company, subject to the terms and conditions herein set forth. During the Employment Term, Executive shall be employed as President and Chief Executive

Officer of the Company, and shall be responsible for the operations and financial performance of the Company and such duties normally and customarily attendant to such offices. Executive shall report to the Board of Directors of the Company (the “Board”). Executive shall render such other services and duties of an executive nature consistent with the duties of a senior executive officer of the Company as may from time to time be designated by the Board.
2.2    Exclusive Employment. During the Employment Term, Executive shall devote his full business time to his duties and responsibilities set forth in Section 2.1. Without limiting the generality of the foregoing, Executive shall not, without the prior written approval of the Board, during the Employment Term, render services of a business, professional or otherwise, except that Executive may continue to serve as Director of the Company and Executive may engage in civic, philanthropic and community service activities so long as such activities do not materially interfere with Executive’s ability to comply with this Agreement and are not otherwise in conflict with the policies or interest of the Company. Notwithstanding the foregoing, Executive may not serve on the board of directors of any other company or organization without the prior approval of the Company’s Board of Directors.
3.    Compensation and General Benefits
3.1    Base Salary. During the Employment Term, the Company shall pay Executive a base salary in an annualized amount equal to Seven Hundred Fifty Thousand Dollars ($750,000) (“Base Salary”) payable pro rata on the Company’s regular payday, and subject to adjustment as hereinafter provided in Section 3.2.
3.2    Salary Reviews. Executive’s Base Salary shall be reviewed annually by the Compensation Committee of the Company for the purpose of considering increases thereof. In conducting this review, the following factors shall be considered: Executive’s performance, the Company’s financial condition and compensation afforded to senior executives of comparable corporations and such other factors that the Compensation Committee of the Company deems appropriate. The Base Salary shall not be decreased without the written consent of Executive.
3.3    Executive Bonus. During the Employment Term, in addition to the Base Salary provided by Section 3.1, Executive shall be entitled to receive an annual bonus tied to Company performance for the year as provided in an executive bonus incentive plan (however denominated) adopted by the Company for the relevant year (“Executive Bonus Plan” shall mean and refer to the executive bonus incentive plan adopted for each such year).
3.4    Vacation. Executive shall be entitled to paid vacation in any fiscal year during the Employment Term in an amount that Executive deems appropriate consistent with his duties. Vacation time shall be planned and taken consistent with Executive’s duties and obligations hereunder.
3.5    Other Benefits. During the Employment Term, Executive (and his spouse and dependents) shall be entitled to participate in the Company’s executive perquisite plan, supplemental retirement plan, liability insurance, life insurance, disability insurance, dental insurance, hospitalization insurance, medical, accident, and other employee benefit plans from time to time adopted by the Company in a manner and to an extent consistent with other senior executive officers of the Company. The Company shall have the right to change insurance carriers and benefit plans as may be appropriate in light of future market conditions and shall have the right to purchase individual policies covering Executive if necessary. To the extent not provided in the foregoing benefits plans, the Company shall provide the following to Executive during the Employment Term:
3.5.1    automobile perquisite under the Company’s executive fleet vehicle program or a comparable automobile allowance, as the parties may agree;
3.5.2    reimbursement to Executive of up to $15,000 per year for the premium cost of a term life insurance policy providing coverage in the amount of $3,000,000;
3.5.3    provision of laptop computer;
3.5.4    cellular telephone and reasonable usage reimbursement; and
3.5.5    reimbursement for the cost of an annual health physical exam.
Reimbursement of the foregoing will be made no later than the last day of the calendar year following the calendar year in which the expense is incurred.
3.6    Long Term Incentive Plans. Executive shall also be entitled to participate in any long term equity incentive plans from time to time adopted by the Company including but not limited to the Stock Building Supply Holdings, Inc. 2013 Incentive Compensation Plan (each, an “Equity Plan”) in a manner and to an extent consistent with other senior executive officers of the Company.
3.7    Reimbursement of Expenses. Upon submission of appropriate documentation in accordance with Company policy, the Company will promptly reimburse Executive for all reasonable business expenses incurred by Executive in pursuing the business of the Company, including, without limitation, expenditures for entertainment and travel. Reimbursement of such expenses will be made no later than the last day of the calendar year following the calendar year in which the expense is incurred.
4.    Confidential Information
During the Employment Term and forever thereafter, Executive agrees to keep confidential all information provided by the Company, excepting any such information as is already known to the public, and including any such information and material relating to any customer, vendor, licensor, licensee, or other party transacting business with the Company, and not to release, use, or disclose the same, except with the prior written permission of the Company (collectively, “Confidential Information”). Executive further covenants and agrees that every document, computer disk, computer software program, notation, record, diary, memorandum, development, investigation, or the like, and any method or manner of doing business, of the Company (or containing any Confidential Information) made or acquired by Executive during his employment, is and shall be the sole and exclusive property of the Company. Notwithstanding the foregoing, Executive shall have the right to retain a copy of any document, computer disk, notation, record, diary, memorandum, development, investigation, or the like, subject to the non-disclosure provisions of this Section and approval by the Company of specific items retained by Executive, which approval will not be unreasonably withheld by the Company. This Section 4 shall survive termination of this Agreement and the Employment Term.
5.    Covenants of Executive.
5.1    Non-Compete. Executive agrees that, during the Employment Term, he will not, directly or indirectly, engage in any business or activity competitive with the business activities of the Company. The foregoing shall not apply to passive investments by Executive of up to 5% of the outstanding stock of any publicly traded company or to service by Executive on boards of directors of companies as permitted under this Agreement, regardless of whether such company competes with the Company.
5.2    Solicitation of Employees. During the Employment Term and for a period of one year following a termination of employment for any reason (i) he shall not, directly or indirectly, individually, or together through any other person, firm, corporation or entity, solicit, recruit or encourage any employee of the Company to leave his or her employment with the Company and/or accept a position with another company, provided, however, that general solicitations not targeted to Company employees shall not be deemed to violate this Section 5.2. This Section 5.2 shall survive termination of this Agreement and the Employment Term.
5.3    Solicitation of Customers and Suppliers. Executive agrees that, during the Employment Term and for a period of one year following a termination of employment for any reason, he shall not, directly or indirectly, individually, or together through any other person, firm, corporation or entity, (a) use the Company’s Confidential Information to solicit the business of any customers of or suppliers to the Company, or (b) discourage any person or entity which is a customer of the Company from continuing its existing business or contractual relationship with the Company. This Section 5.3 shall survive termination of this Agreement and the Employment Term.
5.4    Compliance with Company Policies. Executive agrees that, during the Employment Term, he shall comply with the Company’s employee manual and other policies and procedures reasonably established by the Company from time to time concerning matters such as management, supervision, recruiting, diversity, and sexual harassment.
5.5    Cooperation. For a period of one year following his termination of employment for any reason under this Agreement, Executive shall, upon Company’s reasonable request and in good faith and with his best efforts, subject to his reasonable availability, cooperate and assist Company in any dispute, controversy, or litigation in which Company may be involved and with respect to which Executive obtained knowledge while employed by the Company or any of its subsidiaries, affiliates, successors, or assigns, including, but not limited to, his participation in any court or arbitration proceedings, giving of testimony, signing of affidavits, or such other personal cooperation as counsel for the Company shall request. Any such activities shall be scheduled, to the extent reasonably possible, to accommodate Executive’s business and personal obligations at the time. The Company shall pay Executive an hourly fee (calculated by dividing Executive’s Base Salary hereunder by 2,000 hours) for all time spent by Executive in cooperating or assisting the Company, reasonable travel and incidental out-of-pocket expenses incurred by Executive in connection with any such cooperation, as well as the reasonable costs of an attorney Executive engages to advise him in connection with the foregoing. This Section 5.5 shall survive termination of this Agreement and the Employment Term.
5.6    Return of Business Records and Equipment. Upon termination of Executive’s employment hereunder, Executive shall promptly return to the Company: (a) all documents, records, procedures, books, notebooks, and any other documentation in any form whatsoever, including but not limited to written, audio, video or electronic, containing any information pertaining to the Company which includes Confidential Information, including any and all copies of such documentation then in Executive’s possession or control regardless of whether such documentation was prepared or compiled by Executive, Company, other employees of the Company, representatives, agents, or independent contractors (subject to the provisions of Section 4), and (b) all equipment or tangible personal property entrusted to Executive by the Company. Executive acknowledges that all such documentation, copies of such documentation, equipment, and tangible personal property are and shall at all times remain the sole and exclusive property of the Company.
6.    Covenants of the Company
6.1    Indemnification. In the event Executive is made, or threatened to be made, a party to any legal action or proceeding, by reason of the fact that Executive is or was an employee, director or officer of the Company or serves or served any other entity in any capacity at the Company’s request, Executive shall be indemnified by the Company, and the Company shall pay Executive’s related expenses when and as incurred, including but not limited to attorney fees, all to the fullest extent permitted by law. This Section 6.1 shall survive termination of this Agreement and the Employment Term.
6.2    Change in Control. In the event of a Change in Control (as defined below), if the Company or any of its successors or assignees consolidates with or merges into any other person or entity and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to Section 6.1.
7.    Compensation and Benefits Upon Expiration of the Employment Term or Termination of Executive’s Employment During an Employment Term.
7.1    All Terminations Other Than by the Company Without Cause. If Executive’s employment terminates for any reason during the Employment Term other than by the Company without Cause (as defined below), Executive shall receive payment for all earned but unpaid Base Salary, and benefits Executive is then entitled to receive under benefit plans of the Company, if any, less standard withholdings for tax and social security purposes, through the Date of Termination. No other compensation of any kind or severance or other payment of any kind shall be payable by the Company to Executive after such Date of Termination.

Notwithstanding anything to the contrary herein, any change in Executive’s title, reporting or expected residence, or diminution in any of Executive’s duties, compensation or benefits without Executive’s prior written consent shall constitute a Termination by the Company Without Cause, and will be subject to the provisions of Section 7.2.
7.2    Termination by the Company Without Cause. The Company may, at any time and without prior written notice, terminate Executive without Cause. In the event that Executive’s employment with the Company is terminated by the Company without Cause, Executive shall receive payment for all earned but unpaid Base Salary, and benefits Executive is then entitled to receive under benefit plans of the Company, if any, less standard withholdings for tax and social security purposes, through the Date of Termination. In addition, provided that Executive executes a release of claims against the Company in a form reasonably satisfactory to the Company (but which release shall expressly exclude (a) any claims that cannot be waived or released as a matter of law by private agreement, (b) any statutory or other indemnity rights of Executive whether arising under contract, statute, insurance policy or corporate governance documents (such as articles of incorporation or bylaws), or (c) any claims to all or any portion of any payments owed or owing to Executive under this Agreement), and provided that such release becomes effective, Executive shall receive (i) within 75 days, severance payment in a lump sum of an amount equal to two (2) times Executive’s then-current Base Salary, subject to tax withholding requirements; (ii) the Company shall continue Executive’s benefits under Section 3.5.1 for a period of thirty (30) days following the Date of Termination and reimbursement for Executive’s life insurance premium benefit under Section 3.5.3 shall be pro-rated from the date of the annual renewal immediately preceding the Date of Termination to that date that is thirty (30) days following the Date of Termination, each subject to tax withholding requirements; (iii) payment of a prorated portion (based on the number of days Executive was actually employed in the relevant year) of the amount of all bonuses that Executive would be eligible to receive under the Executive Bonus Plan pursuant to Section 3.3, if any, for the year in which the termination occurs, as and when payments become payable under such Plan; and (iv) payment on Executive’s behalf of monthly continuation premiums for health insurance under Federal or State COBRA, or private insurance once COBRA coverage becomes unavailable (but capped, on a monthly basis, at the monthly premium paid by the Company for COBRA coverage as of the end of the relevant period of actual COBRA coverage), for a period of 24 months following the Date of Termination, as and when such premiums become due and payable (it being acknowledged and agreed that the parties hereto will reasonably cooperate to substitute other consideration in lieu of this clause (iv) in the event that the parties mutually determine that any such payment likely would cause a violation of Section 105(h) of the Code or other applicable law). Subject to Section 7.3, no other compensation of any kind or severance or other payment of any kind shall be payable by the Company to Executive after such Date of Termination; provided, however, that nothing in this Agreement shall be construed as a release of (1) any claims that cannot be waived or released as a matter of law by private agreement, (2) any statutory or other indemnity rights of Executive whether arising under contract, statute, insurance policy or corporate governance documents (such as articles of incorporation or bylaws), or (3) any claims to all or any portion of any payments owed or owing to Executive under this Agreement.
7.3    Termination in Connection With a Change in Control. If the employment of Executive is terminated without Cause in connection with a Change in Control, Executive shall, in addition to the payments and benefits set forth in Section 7.2 (except that in lieu of clause (iii) of Section 7.2, the following clause (iii) shall be substituted: “(iii) payment of a prorated portion (based on the number of days Executive was actually employed in the relevant year) of the amount of target bonus that Executive would have been eligible to receive under the Executive Bonus Plan for the year in which the termination occurs”), be entitled to full acceleration of all awards outstanding under any Equity Plans of the Company. For purposes of this Section 7.3, “in connection with a Change in Control” shall be deemed to include, but shall not be limited to, a termination that occurs within the period between two (2) months prior to the signing of a definitive agreement with respect to such Change in Control until six (6) months following the consummation of such Change in Control.
7.4    All Benefits Cease. Except as specifically provided in Sections 7.1 to 7.3 and except as required by law, all benefits provided by the Company to Executive under this Agreement or otherwise shall cease as of the Date of Termination.
7.5    Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below.
(a)    “Cause” shall mean that Executive shall: (i) commit an act of fraud, embezzlement or misappropriation involving the Company; (ii) be convicted by a court of competent jurisdiction of, or enter a plea of guilty of no contest to, any felony involving moral turpitude or dishonesty; (iii) commit an act, or fail to commit an act, involving the Company that amounts to, or with the passage of time would amount to, willful misconduct, gross negligence or a willful breach of this Agreement and that results or will result in material and demonstrable harm to the Company, if such act is not corrected within 30 days following receipt written notice thereof from the Company; or (iv) willfully fail to perform the responsibilities and duties specified herein for a period of 30 days following receipt of written notice from the Company that specifically describes past instances of willful failure of performance; provided that in the case of (iv) above, during the 30-day period following receipt of such notice, Executive shall be given the opportunity to take reasonable steps to cure any such claimed past failure of performance.
(b)    “Date of Termination” shall mean the date on which a written notice of termination, specifying in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment is given; provided that, in the case of a termination for Cause, Executive shall not have cured, if subject to a cure period, the matter or matters stated in the notice of termination within the 30-day notice period provided in Section 7.5(a) above.
(c)    “Change in Control” shall mean the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events: (i) the sale, exchange, lease or other disposition, in one or a series of related transactions, of all or substantially all, of the assets of the Company to any “person” or “group” (as such terms are defined in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended); (ii) any such “person” or “group” (as defined above) is or becomes the beneficial owner, directly or indirectly, of more than 50% of the total voting power of the voting stock of the Company (or any entity that controls the Company or that is a successor to all or substantially all of the assets of the Company), including by way of stock acquisition, reorganization, merger, consolidation, tender or exchange offer or otherwise; or (iii) either a merger or consolidation in which the direct or indirect beneficial owners of the Company immediately prior to the merger or consolidation fail to possess direct or indirect beneficial ownership of more than fifty percent (50%) of the voting power of the securities of the surviving corporation (or if the surviving corporation is a subsidiary of another entity, then the required beneficial ownership shall be determined with respect to the securities of that entity that controls the surviving corporation and is not itself a subsidiary of any other entity) immediately following such transaction.
7.6    Section 409A. Notwithstanding anything herein to the contrary, to the extent that the Board determines, in its sole discretion, that (a) at the time of the Executive’s termination of employment with the Company, he is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and (b) any payment or benefit to be provided under Section 7 to or for the benefit of Executive would be subject to the additional tax imposed under Section 409A(a)(1)(B) of the Code or a successor or comparable provision if paid at the time such payments and benefits are otherwise required under this Agreement, then the commencement of such payments and/or benefits shall be delayed until the earlier of (i) the date that is six months following the Date of Termination or (ii) the date of Executive’s death; provided, however, that an amount equal to the lesser of two times (x) annual Base Salary or (y) the limit under Internal Revenue Code Section 401(a)(17) shall not be subject to the delay described in the previous clause and instead shall be paid out as otherwise scheduled.
8.    Section 280G Matters
If payment of any amounts, or provision of any benefits, under this Agreement, or otherwise to Executive, would constitute a “parachute payment” within the meaning of Section 280G of the Code and, but for this Section 8, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Executive will elect, at least thirty (30) days prior to closing of the relevant change in ownership or control that defines the parachute payment, by written notice to the Company, one of the following two options (if Executive does not make such a written election then Executive will be deemed to have elected the first option):
(a)    Such payments or benefits will be reduced to the least extent possible so that no portion of such payments and benefits would be subject to the Excise Tax, such amount to be computed by the Company’s accountants, subject to the approval of Executive not to be unreasonably withheld. Relative to this first option, the Company will reduce such payments and/or benefits in such manner as reasonably requested by Executive if Executive proposes a particular plan for such reduction as part of his notice; or
(b)    The Company will submit to the vote of the shareholders of the Company, consistent with Section 280G(b)(5)(B) of the Code, approval of the relevant payments and benefits. This option will be available to Executive only if the Company is eligible to take advantage of Section 280G(b)(5)(B) of the Code. Executive acknowledges and agrees that if such approval is not obtained as required by such Section of the Code, then Executive will not be entitled to receive the relevant payments and benefits.

9.    Warranties and Representations.
Executive hereby represents and warrants to the Company that he is not now under any obligation of a contractual or quasi-contractual nature known to him that is inconsistent or in conflict with this Agreement or that would prevent, limit or impair the performance by Executive of his obligations hereunder; and has been or has had the opportunity to be represented by legal counsel in the preparation, negotiation, execution and delivery of this Agreement and understands fully the terms and provisions hereof.
10.    Notices
All notices required or permitted to be given by either party hereunder shall be in writing and shall be deemed sufficiently given if mailed by registered or certified mail, or personally delivered to the party entitled thereto at the address stated below, or to such changed address as the addressee may have given by a similar notice:
To the Company:    BMC Stock Holdings, Inc.
Two Lakeside Commons
980 Hammond Drive NE, Suite 500
Atlanta, Georgia 30328
Attn: Chairman of the Compensation
Committee

With a Copy to:     BMC Stock Holdings, Inc.
Two Lakeside Commons
980 Hammond Drive NE, Suite 500
Atlanta, Georgia 30328
Attn: Chairman of the Board of Directors

To Executive:     Peter C. Alexander
At the last known residence address on the payroll records of the Company
11.    General Provisions
11.1    Waiver. No waiver by any party hereto of any failure of any other party to keep or perform any covenant or condition of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same, or any other covenant or condition.
11.2    Amendments. No provision of this Agreement may be amended, modified or waived unless such amendment, modification or waiver shall be agreed to in writing and signed by Executive and a duly authorized officer of the Company.

11.3    Severability. The provisions of this Agreement are severable and in the event that a court of competent jurisdiction determines that any provision of this Agreement is in violation of any law or public policy, in whole or in part, only the portions of this Agreement that violate such law or public policy shall be stricken. All portions of this Agreement that do not violate any statute or public policy shall not be affected thereby and shall continue in full force and effect. Further, any court order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.
11.4    Assignment. No right to or interest in any payments shall be assignable by either party; provided, however, that this provision shall not preclude Executive from designating one or more beneficiaries to receive any amount that may be payable after his death and shall not preclude his executor or administrator from assigning any right hereunder to the person or persons entitled hereto. Further, the Company may assign this Agreement: (a) to an affiliate so long as such affiliate assumes the Company’s obligations hereunder, or (b) in connection with a merger or consolidation involving the Company or a sale of substantially all its assets or shares to the surviving corporation or purchaser as the case may be so long as such assignee assumes the Company’s obligations hereunder.
11.5    Successors and Assigns. This Agreement and the obligations of the Company and Executive hereunder shall be binding upon and shall be assumed by their respective successors including, without limitation, any corporation or corporations acquiring the Company, whether by merger, consolidation, sale or otherwise.
11.6    Governing Law. The validity, interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Georgia without regard to the principles of conflict of laws thereof.
11.7    No Representation. No officer, employee or representative of the Company has any authority to make any representation or promise in connection with this Agreement or the subject matter hereto which is not contained herein, and Executive agrees that he has not executed this Agreement in reliance upon any such representation or promise.
11.8    Interpretation of Agreement. Each of the parties has been represented by counsel or had the opportunity to be represented by counsel in the negotiation and preparation of this Agreement. The parties agree that this Agreement is to be construed as jointly drafted. Accordingly, this Agreement will be construed according to the fair meaning of its language, and the rule of construction that ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement.
11.9    Headings. The headings of sections and subsections are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.
11.10    Entire Agreement. This document and the documents referenced herein constitute the entire understanding and Agreement of the parties with respect to the subject matter of this Agreement, and any and all prior agreements, understandings and representations are hereby terminated and cancelled in their entirety and are of no further force or effect; provided, however, that (a) any claims that cannot be waived or released as a matter of law by private agreement, (b) any statutory or other indemnity rights of Executive whether arising under contract, statute, insurance policy or corporate governance documents (such as articles of incorporation or bylaws), (c) any claims to all or any portion of any payments owed or owing to Executive under this Agreement, (d) any post-petition claims of Executive in the Reorganization Proceedings, or (e) any prepetition claims of Executive in the Reorganization Proceedings relating to rejection of the Employment Agreement or to the Company’s SERP and deferred compensation plans, any unpaid bonus or severance and any perquisites under any employee benefit plan of the Company, including without limitation, any sick leave, medical benefits and health and club allowances, are hereby expressly reserved.
11.11    Counterparts. This Agreement may be executed in two or more counterparts with the same effect as if the signatures to all such counterparts were upon the same instrument, and all such counterparts shall constitute but one instrument.
11.12    No Mitigation of Damages. Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as a result of employment by another employer or by retirement benefits after the Date of Termination, except as specifically provided hereunder. The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish Executive’s then existing rights, or rights which would accrue solely as a result of the passage of time, under any Company benefit plan or other contract, plan or arrangement.
11.13    Dispute Resolution and Binding Arbitration.
11.13.1    Mediation. Any controversy, dispute or claim arising out of or relating to this Agreement or breach thereof shall first be settled through good faith negotiation. If the dispute cannot be settled through negotiation, the parties agree to attempt in good faith to settle the dispute by mediation with a mutually acceptable mediator in Atlanta, Georgia using mutually acceptable mediation procedures. If the parties fail to agree on a mutually acceptable mediator in Atlanta, Georgia or the procedures for the conduct of the mediation, then the mediation shall be administered by Judicial Arbitration and Mediation Services (“JAMS”) through the JAMS Atlanta, GA office. The parties will cooperate with JAMS and with one another in selecting a mediator from JAMS panel of neutrals, and in scheduling the mediation proceedings. The parties covenant that they will participate in the mediation in good faith, and that they will share equally in its costs. All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the parties, their agents, employees, experts and attorneys, and by the mediator and any JAMS employees, are confidential, privileged and inadmissible for any purpose, including impeachment, in any litigation or other proceeding involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation. Either party may seek equitable relief prior to the mediation to preserve the status quo pending the completion of that process.
11.13.2    Binding Arbitration. If the parties are unsuccessful at resolving the dispute through mediation, the parties agree to binding arbitration administered by JAMS pursuant to its Employment Arbitration Rules & Procedures, by a single impartial arbitrator experienced in employment law selected as follows: if the Company and Executive are unable to agree upon an impartial arbitrator within ten days of a request for arbitration, the parties shall request a panel of employment arbitrators from JAMS and alternatively strike names until a single arbitrator remains. The arbitration shall take place through the JAMS Atlanta, GA office, and both Executive and the Company agree to submit to the jurisdiction of the arbitrator selected in accordance with JAMS’ rules and procedures. Executive and the Company further agree that arbitration as provided for in this section will be the exclusive and binding remedy for any such dispute and will be used instead of any court action, which is hereby expressly waived, except for any request by either party hereto for temporary or preliminary injunctive relief pending arbitration in accordance with applicable law, or an administrative claim with an administrative agency. The parties further agree that the award of the arbitrator shall be final and binding on both parties. The arbitrator shall have discretion to award monetary and other damages, or no damages, and to fashion such other relief as the arbitrator deems appropriate. The Company will be responsible for paying any filing fees and costs of the arbitration proceeding itself (for example, arbitrators’ fees, conference room, transcripts), but each party shall be responsible for its own attorneys’ fees. Judgment on the award may be entered in the Superior Court in and for the County of Fulton, State of Georgia or any other court having jurisdiction. THE COMPANY AND EXECUTIVE ACKNOWLEDGE AND AGREE THAT BY AGREEING TO ARBITRATE, THEY ARE WAIVING ANY RIGHT TO BRING AN ACTION AGAINST THE OTHER IN A COURT OF LAW, EITHER STATE OR FEDERAL, AND ARE WAIVING THE RIGHT TO HAVE CLAIMS AND DAMAGES, IF ANY, DETERMINED BY A JURY.
11.13.3    Enforcement of Obligations to Mediate or Arbitrate and Mediated Settlement or Arbitral Award. If any action at law or in equity is necessary to enforce the terms of this Agreement requiring mediation and arbitration, or the terms of any mediated settlement or arbitral award under this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs, and necessary disbursements in addition to any other relief to which that party may be entitled. This provision shall be construed as applicable to the entire contract.

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Employment Agreement as of the day and year first above written.

/s/ Peter C. Alexander Peter C. Alexander	BMC STOCK HOLDINGS, INC. /s/ David W. Bullock By: David W. Bullock Chairman of the Board of Directors

[Signature Page to Amended and Restated Employment Agreement]